Registration No. 333-_________
As Filed with the Securities and Exchange Commission on July 30, 2018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TCF FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	41-1591444
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Lake Street East, Mail Code EX0-03-A, Wayzata, MN 55391-1693
(Address of Principal Executive Offices, including Zip Code)

TCF 401K Plan
(Full title of the plan(s))

Joseph T. Green
Senior Vice President, General Counsel and Secretary
TCF Financial Corporation
200 Lake Street East, Mail Code EX0-03-G
Wayzata, MN 55391-1693
(952) 475-6498
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.01 par value	10,000,000 shares (1)	$25.66 (2)	$256,600,000.00	$31,946.70

(1)
Includes 10,000,000 shares of common stock that may be offered or sold pursuant to the TCF 401K Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this statement also covers any additional securities that may be issued as a result of stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c), this statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h)(1) and (c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share is based on the average of the high and low prices for Registrant’s common stock, par value $0.01, as reported on the New York Stock Exchange on July 24, 2018.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 10,000,000 shares of common stock, par value $0.01 per share of TCF Financial Corporation ("TCF" or the "Registrant") to be issued pursuant to the TCF 401K Plan (the "401K Plan").
Pursuant to Instruction E, the contents of the following registration statements previously filed with the Securities and Exchange Commission relating to the 401K Plan are hereby incorporated by reference, except as revised in Part II of this registration statement: Registration No. 333-205796 filed on July 22, 2015, Registration No. 333-184676 filed on October 31, 2012, Registration No. 333-168893 filed on August 17, 2010, Registration No. 333-154929 filed on October 31, 2008, Registration No. 333-146741 filed on October 16, 2007, Registration No. 333-113748 filed on March 19, 2004, Registration No. 333-72394 filed on October 29, 2001.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 5. Interests of Named Experts and Counsel.
Joseph T. Green, who is providing an opinion of counsel with respect to the securities to which this Registration Statement on Form S-8 relates, is an employee and officer (Senior Vice President, General Counsel and Secretary) of TCF and is eligible to participate in the 401K Plan. As of July 23, 2018, Mr. Green owns 165,871 shares of TCF common stock (which includes 36,287 shares of unvested restricted stock), including 71,441 shares in the 401K Plan.
Item 8. Exhibits.

Exhibit	Description
4.1
Amended and Restated Certificate of Incorporation of TCF Financial Corporation [incorporated by reference to Exhibit 3.1 of TCF Financial Corporation's Quarterly Report on Form 10-Q filed May 3, 2018 (No. 18803407)]

4.2	Amended and Restated Bylaws of TCF Financial Corporation [incorporated by reference to Exhibit 3.1 of TCF Financial Corporation's Current Report on Form 8-K filed July 26, 2016 (No. 161784576)]
5*	Opinion of Joseph T. Green
23.1	Consent of Joseph T. Green (included in Exhibit 5)
23.2*	Consent of KPMG LLP
24*	Power of Attorney
99.1*	TCF 401K Plan, as amended and restated effective January 24, 2018
* Filed herewith.

The 401K Plan has received a favorable determination letter from the Internal Revenue Service ("IRS") on its qualified plan status under Internal Revenue Code Section 401(a). TCF will submit or has submitted the 401K Plan and any amendment thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order for it to continue to qualify.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayzata, State of Minnesota, on July 30, 2018.

TCF FINANCIAL CORPORATION

/s/ Craig R. Dahl
By:	Craig R. Dahl, Chairman, President and Chief Executive Officer (Principal Executive Officer)
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Craig R. Dahl
By:	Craig R. Dahl, Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Brian W. Maass
By:	Brian W. Maass, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Susan D. Bode
By:	Susan D. Bode, Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

Thomas F. Jasper, Director, Vice Chairman and Chief Operating Officer*
Peter Bell, Director*	Richard H. King, Director*
William F. Bieber, Director*	Vance K. Opperman, Lead Director*
Theodore J. Bigos, Director*	Roger J. Sit, Director*
Karen L. Grandstrand, Director*	Julie H. Sullivan, Director*
George G. Johnson, Director*	Barry N. Winslow, Director*
*By	/s/ Joseph T. Green	Date: July 30, 2018
Joseph T. Green, pursuant to powers of attorney executed by each of the directors listed above whose name is marked by an “*” and filed as an exhibit hereto, by signing his name hereto does hereby sign and execute this registration statement of TCF Financial Corporation on behalf of each of such directors.

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plans) have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Wayzata, State of Minnesota, on July 30, 2018.

TCF 401K Plan, TCF Financial Corporation as Plan Administrator

By:	/s/ Thomas F. Jasper
Thomas F. Jasper, Vice Chairman and Chief Operating Officer